Exhibit 99.1

           Volt Information Sciences Announces First Quarter Results

     NEW YORK--(BUSINESS WIRE)--March 7, 2006--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company's first quarter ended January 29, 2006.
     Volt will conduct a conference call webcast at 11:00 A.M. (EST) today to discuss first quarter results. The conference call dial-in number is 1-888-469-0571 (Domestic) or 1-517-623-4001 (International), passcode: First Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at htpp://www.volt.com/investor/press_release.cfm

     FIRST QUARTER RESULTS

     Attached is a summary of the Company's results of operations and notes thereto. The notes are an integral part of the summary.
     For the fiscal 2006 first quarter, ended January 29, 2006, the Company reported a net loss of $0.4 million, or $0.02 per share, compared to a net loss of $0.8 million, or $0.05 per share in the fiscal 2005 first quarter. Net sales increased by 10% to $549.5 million, compared to $497.8 million in last year's comparable quarter. Income before minority interest and income taxes increased to $0.4 million in the quarter compared to $0.2 million in the comparable fiscal 2005 quarter.
     Segment operating profit increased 41% to $13.6 million in the fiscal 2006 first quarter compared to $9.6 million in the 2005 first quarter. This increase was offset by a $3.6 million increase in general corporate expenses, primarily the result of increased audit and Sarbanes-Oxley compliance charges related to the 2005 fiscal year.
     As previously announced, the Company's subsidiary, Volt Delta Resources LLC, purchased from Nortel Networks Inc. its 24% minority interest in Volt Delta on December 29, 2005 and acquired varetis AG's subsidiary, Varetis Solutions GmbH on December 30, 2005.
     The Company stated that the strong growth in segment operating profit and revenue occurred in what is a historically flat quarter due to the number of holidays and associated customer closings. Of particular note is the significant improvement in results over the 2005 first quarter for the Telecommunications Services segment and the Administrative and Industrial division of the Staffing Services segment. While overall results were negatively impacted by the material expenses incurred related to Sarbanes-Oxley and audit fees for the 2005 fiscal year, the Company expects that these charges will be reduced in the future.

     STAFFING SERVICES

     Net sales for this segment increased by 9% to $457.6 million compared to the fiscal 2005 first quarter, while operating profit increased to $4.8 million from $2.5 million. The increase in operating profit was the result of increased permanent placement revenue in both the Technical and Administrative and Industrial divisions and a $1.8 million reduction in workers' compensation costs, which more than offset lower profitability of the VMC Consulting division.

     COMPUTER SYSTEMS

     Net sales for this segment were $41.3 million, approximately the same as the comparable prior year's quarter; however, operating profit decreased by 24% to $5.7 million due to increased overhead. The quarter includes the results of one month of Varetis Solutions GmbH, which was acquired on December 30, 2005.

     TELEPHONE DIRECTORY

     This segment reported an operating profit of $2.3 million on sales of $15.8 million, approximately the same results as the fiscal 2005 first quarter.

     TELECOMMUNICATIONS SERVICES

     This segment continued to improve as sales increased by 59% to $40.1 million compared to the fiscal 2005 first quarter. Included in the quarter was the recognition of $10.8 million in revenue due to the completion of a construction project. The segment reported an operating profit of $0.8 million in the fiscal 2006 first quarter compared to an operating loss of $2.4 million in the comparable prior year's period. All divisions in this segment produced improved results over the 2005 quarter, primarily the result of reduced overhead expense as a percentage of revenue achieved through the reorganization of the segment.

     GENERAL CORPORATE EXPENSES

     General corporate expenses increased by $3.6 million or 43% as a result of higher professional fees and other costs related to compliance with the Sarbanes-Oxley Act.

     LIQUIDITY

     Cash and cash equivalents, excluding restricted cash, decreased to $46.6 million at January 29, 2006 from $62.0 million at October 30, 2005. At January 29, 2006, the Company had sold a continuing participating interest in accounts receivable of $100.0 million under its securitization program and as of January 29, 2006 had the ability to finance up to an additional $100.0 million under the facility which expires in April 2008.
     In addition, the Company may borrow under a $40.0 million revolving credit facility, under which borrowings are limited by a specific borrowing base. At January 29, 2006, the Company had borrowed 2.0 million Euros ($2.4 million) under this facility.
     In December 2005, Volt Delta paid approximately $50.0 million, principally from cash on hand, for the Nortel Networks and Varetis Solutions transactions. The remaining $36.8 million was paid on February 15, 2006 and was financed by increasing the receivables sold under the securitization program to $140.0 million from $100.0 million.

     Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt's web site at http://www.volt.com.

     This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.

     (Tables Follow)


                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
                         SUMMARY OF OPERATIONS
                              (UNAUDITED)

                                                FIRST QUARTER ENDED
                                              January 29, January 30,
                                                    2006        2005
                                              ----------- -----------
                                              (In thousands, except
                                                 per share amounts)

Net sales                                       $549,508    $497,835
                                              =========== ===========

Income before minority interest and income
 taxes                                              $437        $208
Minority interest - Note A                        (1,021)     (1,494)
                                              ----------- -----------
Loss before income taxes                            (584)     (1,286)
Income tax benefit                                   207         478
                                              ----------- -----------
Net loss                                           ($377)      ($808)
                                              =========== ===========

                                                  Per Share Data

Net loss per share-basic and diluted              ($0.02)     ($0.05)
                                              =========== ===========

Weighted average number of shares outstanding-
 basic                                            15,343      15,291
                                              =========== ===========

                            (Notes Follow)

                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)

                                                FIRST QUARTER ENDED
                                              January 29, January 30,
                                                    2006        2005
                                              ----------- -----------
                                              (Dollars in thousands)
Net Sales
---------
Staffing Services-Note B
  Traditional staffing                          $445,627    $414,094
  Managed services                               251,076     297,432
                                              ----------- -----------
  Total gross sales                              696,703     711,526
  Less non-recourse managed services            (239,061)   (291,193)
                                              ----------- -----------
  Net Staffing Services sales                    457,642     420,333
Telephone Directory                               15,785      15,704
Telecommunications Services                       40,114      25,204
Computer Systems                                  41,274      41,194
Elimination of intersegment sales                 (5,307)     (4,600)
                                              ----------- -----------

Total Net Sales                                 $549,508    $497,835
                                              =========== ===========

Income (loss) before Minority Interest and
 Income Taxes:
-------------------------------------------
Staffing Services                                 $4,829      $2,453
Telephone Directory                                2,261       2,107
Telecommunications Services                          768      (2,429)
Computer Systems                                   5,749       7,514
                                              ----------- -----------
Total segment operating profit                    13,607       9,645

Interest income and other (expense) income,
 net                                                (573)       (456)
General corporate expenses                       (11,888)     (8,307)
Interest expense                                    (456)       (512)
Foreign exchange loss, net                          (253)       (162)
                                              ----------- -----------

Income before Minority Interest and Income
 Taxes                                              $437        $208
                                              =========== ===========

                            (Notes Follow)

                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEET DATA
                              (Unaudited)

                                              January 29, October 30,
                                                    2006        2005
                                              ----------- -----------
Assets                                        (Dollars in thousands)
 Current Assets
  Cash and cash equivalents, including
   restricted cash of $22,532 (2006) and
   $26,131 (2005)-Note B                         $69,123     $88,119
  Short-term investments                           4,265       4,213
  Trade receivables, net-Note C                  361,065     399,677
  Inventories                                     36,127      33,758
  Recoverable income taxes                         1,641           -
  Deferred income taxes                           10,653      10,246
  Prepaid and other assets                        24,610      19,788
                                              ----------- -----------
 Total Current Assets                            507,484     555,801

 Property, plant and equipment, net               83,387      83,272
 Deposits and other assets                         1,881       2,102
 Goodwill                                         52,085      32,623
 Other intangible assets, net                     33,777      14,914
                                              ----------- -----------
 Total Assets                                   $678,614    $688,712
                                              =========== ===========

Liabilities and Stockholders' Equity
 Current Liabilities
  Notes payable to bank                           $6,621      $6,622
  Note payable to Nortel-Note A                   36,750           -
  Current portion of long-term debt                2,442       2,404
  Accounts payable                               155,812     172,788
  Accrued wages and commissions                   53,127      55,081
  Accrued taxes other than income taxes           23,481      17,586
  Accrued insurance and other accruals            34,992      35,173
  Deferred income and other liabilities           42,018      30,628
  Income taxes payable                                 -       1,686
                                              ----------- -----------
 Total Current Liabilities                       355,243     321,968

 Accrued insurance                                 1,467       1,630
 Long-term debt                                   13,183      13,297
 Deferred income taxes                            12,858      13,358
 Minority interest-Note A                                     43,444

 Stockholders' Equity                            295,863     295,015
                                              ----------- -----------
 Total Liabilities and Stockholders' Equity     $678,614    $688,712
                                              =========== ===========

                            (Notes Follow)

           VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)

A - In December 2005, Volt Delta Resources, LLC ("Volt Delta"), the principal business unit of the Computer Systems segment, purchased from Nortel Networks, Inc. ("Nortel Networks") its 24% minority interest in Volt Delta for $62.0 million, including an excess cash distribution of $5.4 million. Nortel Networks had originally purchased its 24% interest in August of 2004, and under the terms of the original purchase agreement, each party had an option to cause Nortel Networks to sell and Volt Delta to buy the minority interest for an amount ranging from $25.0 million to $70.0 million.

    During the quarter, Volt Delta also purchased Varetis Solutions GmbH ("Varetis Solutions") from varetis AG for $24.8 million. The acquisition allows Volt Delta to combine resources to focus on the evolving global market for directory information systems and services. Varetis Solutions adds technology in the area of wireless and wireline database management, directory assistance/inquiry automation and wireless handset information delivery to Volt Delta's significant technology portfolio.

    The preliminary allocation of the purchase price of the transactions resulted in $19.5 million of goodwill and $19.3 million of intangible assets.

B - Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is included in cash and cash equivalents on the January 29, 2006 and October 30, 2005 balance sheets.

C - Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. The outstanding balance of the participation interest sold was $100.0 million at January 29, 2006 and October 30, 2005. Accordingly, the trade receivables included on the January 29, 2006 and October 30, 2005 balance sheets have been reduced to reflect the $100.0 million participation interest sold.


     CONTACT: Volt Information Sciences, Inc.
              James J. Groberg/Ron Kochman, 212-704-2400 voltinvest@volt.com